Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

August 31, 2004

NEWS RELEASE
For Immediate Release

Tri-State 1st Banc Reports Increased

Third Quarter Dividends

East Liverpool, OH – The Board of Directors of Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), the parent company of 1st National Community Bank and Gateminder Corporation, declared a cash dividend payable to its shareholders in the amount of $0.10 per share. The dividend was declared at a meeting of the Directors on August 26, 2004. The dividend is payable on September 30, 2004 to shareholders of record on September 10, 2004.

This will be the third cash dividend paid in the year 2004 and represents a $0.01 or 11.1% increase from the $.09 per share paid in the first two quarters of 2004, and a $0.03 or 42.9% increase from the $.07 payment for the third quarter of 2003. The increase in the dividend payment reflects the strong capital position of the Company and continued overall growth of the organization.

1st National Community Bank operates seven banking offices; five in Columbiana County, Ohio and one each in New Cumberland, West Virginia and Midland, Pennsylvania. On September 14th the Bank will officially open the recently completed operations facility of the Bank that adjoins the main office at 16924 St. Clair Avenue in East Liverpool, Ohio. The new facility houses the personal loan operations office, the accounting department, the information technology function and the check imprinting operations. The data processing department also will be expanded.

The Bank maintains ten ATM locations for the convenience of its customers at six of its banking offices and at four off-site locations in the tri-state area. Bank customers have surcharge free use of these ten ATM machines. The Company’s non-bank subsidiary, Gateminder Corporation, is engaged in providing ATM sales and repair service, and oversight of ATM operations for merchants and financial institutions.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 63 full-time employees of the Bank. Charles B. Lang serves as Chairman and CEO, Keith R. Clutter as COO and Kevin Anglemyer as CFO of the Bank.

Contact Person:

Kevin Anglemyer

VP, Chief Financial Officer

16924 St. Clair Avenue

East Liverpool, OH 43920

Phone: (330) 385-9200

Fax: (330) 386-7452